Exhibit 99.1

News Release

Investor Relations: Sara Gubins, +1 646 654 8153

Media Relations: Laura Nelson, +1 203 563 2929

DAVID J. ANDERSON NAMED NEW NIELSEN CFO

New York, USA – September 5, 2018 – Nielsen’s Board of Directors announced today that David J. Anderson joined Nielsen effective immediately and will become Chief Financial Officer as of September 10, 2018. Anderson brings extensive experience as the CFO of multinational public companies. He has helped develop and successfully implement strategies for growth and operational improvement in complex environments. He has been recognized by shareholders and analysts for his track record of delivering strong shareholder returns and managing strategic transformations. At Nielsen, Anderson will oversee all financial functions and will play an active role in communications with shareholders and analysts.

From 2003 to 2014, Anderson served as Senior Vice President and Chief Financial Officer of Honeywell International Inc., one of the world’s largest diversified industrial companies. During his tenure, Honeywell’s revenues nearly doubled to $40 billion, margins expanded 600 basis points, cash flow grew threefold and cash flow conversion averaged 110% of net income. Anderson was consistently recognized by Institutional Investor’s survey of investors and sell-side analysts as one of America’s top CFOs. He was also named top Big Cap CFO by Investor Relations magazine in 2012, 2013, and 2014.

Anderson succeeds Jamere Jackson, who served in the role since 2014 and has resigned to pursue an opportunity outside of the company.

“We are extremely pleased to have Dave join us, especially during this important time for the Company,” commented James Attwood, Executive Chairman of Nielsen. “Dave’s deep financial expertise and strategic skills will enable him to make a strong and immediate contribution to Nielsen.”

“Dave’s skilled leadership will be a great addition to our management team,” commented Nielsen CEO, Mitch Barns. “In addition, his experience in a variety of industries will be of great support for the company.”

Previously, Anderson served as CFO of diversified manufacturer ITT Industries, Inc. and of Newport News Shipbuilding, where he led the effort to establish the company as a standalone publicly traded entity. Anderson also spent five years as a divisional CFO at RJR Nabisco, where he was heavily involved in the company’s cost reduction, M&A, and international expansion efforts. Anderson has also held key financial roles at Kraft, and The Quaker Oats Company. Most recently, he served as CFO of Alexion Pharmaceuticals during a period of significant challenge and change for that company.

Anderson holds an undergraduate degree from Indiana University and an MBA from the University of Chicago’s Booth School of Business.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a leading global performance management company that provides clients with a comprehensive understanding of consumers and consumer behavior. We deliver critical media and marketing information, analytics and industry expertise about what consumers buy (referred to herein as “Buy”) and what consumers read, watch and listen to (consumer interaction across the television, radio, digital and mobile viewing and listening platforms referred to herein as “Watch”) on a global and local basis. Our measurement and analytical services help our clients maintain and strengthen their market positions and identify opportunities for profitable growth. Nielsen, an S&P 500 company, has a presence in more than 100 countries, including many emerging markets, and holds leading market positions in many of our services and geographies. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors and our Twitter account at http://twitter.com/Nielsen.